Exhibit 16.1

Rehmann Robson 2330 East Paris Ave., SE Grand Rapids, MI 49546 Ph: 616.975.4100 Fx: 616.975.4400 www.rehmann.com

July 20, 2010

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Re: Green Energy Live, Inc.

Ladies and Gentlemen:

We were previously independent auditors for Green Energy Live, Inc. and, under the date of April 14, 2010, we reported on the consolidated financial statements of Green Energy Live, Inc. as of December 31, 2009 and 2008, and for each of the two years then ended. We have read Green Energy Live, Inc. statements included under Item 4.01 of its Form 8-K dated July 19, 2010, and we agree with such statements, insofar as they relate to our Firm.

/s/ Rehmann Robson, P.C.

Rehmann Robson, P.C.
Grand Rapids, Michigan